Exhibit 99

JOURNAL COMMUNICATIONS TO PURCHASE NEWSCHANNEL 5, WTVF TV, NASHVILLE,
TENNESSEE FROM LANDMARK MEDIA

MILWAUKEE (Sept. 4, 2012) – Journal Communications, Inc. (NYSE:JRN) of Milwaukee, Wisconsin announced today that its Journal Broadcast Group subsidiary has entered into a definitive agreement to purchase WTVF NewsChannel 5 Network, a CBS-affiliated station with an ancillary news and digital channel as well as a market leading internet property, owned by Landmark Media Enterprises, LLC ("Landmark") for $215 million in cash plus a working capital adjustment at closing.  Closing is subject to FCC approval.

 “We are especially pleased to reach an agreement to purchase NewsChannel 5 in Nashville,” said Steven J. Smith, Chairman and CEO of Journal Communications. “This station will be a cornerstone asset within Journal Communications. WTVF TV is an exceptional local news station with an extraordinary staff that demonstrates its commitment to Nashville every single day. We are delighted to welcome NewsChannel 5's outstanding team to Journal.”

Frank Batten, Jr., Chairman and CEO of Landmark, said, “We are extremely proud of what our News Channel 5 team has achieved.  We are pleased that, in Journal, we have a buyer with a great culture and excellent opportunities for our employees to grow.”

NewsChannel 5 Network consists of NewsChannel 5 (WTVF), NewsChannel 5+, a This TV affiliate (D3) and NewsChannel5.com, a market leading local digital news site. NewsChannel 5+ broadcasts on the D2 frequency offering the only original, local content produced exclusively for the digital channel.  WTVF is the ratings and revenue market share leader in the Nashville market, as well as one of the top three CBS affiliates in the nation based on CBS ratings in metered markets.

WTVF provides the Nashville market with award winning news programming, top-rated local content and leading weather reporting. The station has been recognized nationally on numerous occasions including: a 2012 DuPont, 2011 National Headliner, 2012 winner of 10 regional Emmy awards, 2011 NPPA National Photographer of the year, and 2011 winner of five AP Awards including Best Investigation.

Nashville (DMA #29) has a strong local economy driven by large resilient industries including healthcare, education, government, entertainment, publishing and insurance. As home to Vanderbilt University and 20 other accredited four-year and postgraduate institutions as well as numerous recorded music and music publishing companies, Nashville enjoys a young vibrant population. These factors have allowed Nashville to outpace the GDP growth of both Tennessee and the U.S. while also experiencing lower unemployment than Tennessee and the country as a whole.

The transaction will be structured as a purchase of stock but will be treated as a purchase of assets under Federal tax rules.  The Company intends to fund the acquisition using available cash on hand and drawing from its revolving credit facility.  In connection with the execution of the acquisition agreement, the Company has received commitments from certain of its banks to allow the Company to exercise the "accordion" feature in the credit facility, resulting in a total capacity of $325 million.

“We are excited to add a top television station with a high performing team in one of the best markets in America to Journal’s TV and radio portfolio," said Andre Fernandez, Journal's President and CFO.  "This acquisition also allows us to broaden our TV base with a high quality television asset, and is consistent with our strategy of increasing Broadcast’s overall contribution to Journal’s earnings and cash flow."

Methuselah Advisors acted as financial advisor to Journal Communications, Inc.
Houlihan Lokey Capital, Inc. acted as financial advisor to Landmark Media Enterprises, LLC.

Forward-looking Statements

This press release contains certain forward-looking statements related to our businesses that are based on our current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Our written policy on forward-looking statements can be found in our most recent Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission.

About Journal Communications

Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882. We are a diversified media company with operations in radio and television broadcasting, publishing and interactive media. We own and operate or provide programming and sales services to 35 radio stations and 14 television stations in 12 states. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and several community newspapers and shoppers in Wisconsin. Our interactive media assets build on our strong publishing and broadcasting brands.

About Landmark Media Enterprises, LLC

Based in Norfolk, VA, Landmark is a privately-held diversified media and business services concern with interests in newspapers, broadcasting, specialty classified advertising products, interactive marketing, and information and data services.

Landmark’s subsidiaries include CBS-TV affiliates NewsChannel5 Network in Nashville and KLAS-TV in Las Vegas; and Continental Broadband, a data center provider. Landmark’s newspapers include The (Norfolk) Virginian-Pilot, the Greensboro (NC) News & Record, The Roanoke (VA) Times, The Capital (Annapolis, MD), and Landmark Community Newspapers, which publishes more than 50 community newspapers. Landmark also owns Dominion Enterprises, a media and information services company serving employment, franchise recruitment, real estate, automotive, recreation and industrial markets.

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Source: Journal Communications, Inc.